Exhibit 10.1

TIVITY HEALTH, INC.

SPECIAL INCENTIVE BONUS AWARD AGREEMENT

This SPECIAL INCENTIVE BONUS AWARD AGREEMENT (the “Agreement”), dated February 11, 2022 (the “Grant Date”), is by and between Tivity Health, Inc., a Delaware corporation (the “Company”), and Richard Ashworth (the “Executive”). Terms not otherwise defined herein shall have the meanings given to them in the Executive’s employment agreement with the Company (as may be amended from time to time, the “Employment Agreement”), if applicable, or in the absence of an Employment Agreement or if not defined in an Employment Agreement, then the meanings given to them in the Company’s Amended and Restated 2014 Stock Incentive Plan (the “Plan”).

Section 1.Special Incentive Bonus Award. The Executive is hereby granted a cash bonus award in the amount of $5,000,000.00 (the “Award”).

Section 2.Vesting of the Award; Payment of the Award. Except as otherwise provided in Section 3 and Section 4 below, the Award will vest five (5) years from the Grant Date (the “Vesting Date”), as long as the Executive is serving as an employee of the Company on the Vesting Date. At or promptly following the Vesting Date (and in no event later than fifteen (15) days following the Vesting Date), the Company shall pay the Award to the Executive. The Award is subject to all proper taxes and withholding.

Section 3.Termination of Employment.

3.1.Termination by the Company for Cause.  If the Executive’s employment with the Company is involuntarily terminated for Cause, then any portion of the Award that has not vested prior to the date of termination of Executive’s employment will be forfeited, and the Executive shall have no further rights with respect to such Award.

3.2.Termination by the Company without Cause or by the Executive for Good Reason. If Executive’s employment with the Company (a) is involuntarily terminated by the Company for any reason other than termination for Cause, or (b) is terminated by the Executive for Good Reason (provided that this subsection (b) shall apply only if Executive is a party to an Employment Agreement that provides rights to Executive upon a termination for Good Reason), then, subject to Executive’s execution of the release of claims in the form attached to the Employment Agreement, if applicable, or, in the absence of an Employment Agreement, in the form acceptable to the Company, then any portion of the Award that has not vested prior to the date of termination of Executive’s employment will immediately vest.

3.3.Termination by Death or Disability.  If the Executive’s employment by the Company terminates by reason of death or Disability, then any portion of the Award that has not vested prior to the date of termination of Executive’s employment will immediately vest.

3.4. Other Termination. If the Executive’s employment by the Company is terminated for any reason other than as described in Sections 3.1 through 3.3 above, then any portion of the Award that has not vested prior to the date on which Executive’s employment is terminated will immediately thereupon be forfeited and the Executive shall have no further rights with respect to such Award.

Section 4.Change in Control. In the event of a Change in Control, the Award will vest as follows: (a) fifty percent (50%) of the Award will immediately vest on the date of the Change in Control, and (b) fifty percent (50%) of the Award will vest on the first anniversary of the date of the Change in Control. Any portions of the Award that vest pursuant to this Section 4 shall be paid following the Vesting Date (as modified) as provided in Section 2.

Section 5.Tax Withholding. The Company shall have the right to withhold an amount necessary to satisfy any federal, state and local withholding tax requirements attributable to the payment(s) of the Award.

Section 6.Confidentiality, Non-Solicitation and Non-Compete. In the event Executive breaches (as such breach is determined by the Company in its reasonable discretion) any of the confidentiality, non-solicitation, or non-compete covenants set forth in the Employment Agreement or any other agreement with the Company to which Executive is a party, the Award shall immediately thereupon be forfeited, and the Company shall be entitled to seek other appropriate remedies it may have available in connection with such breach.

Section 7.Miscellaneous.

7.1.Entire Agreement. This Agreement contains the entire understanding and agreement between the Company and the Executive concerning the Award granted hereby and supersede any prior or contemporaneous negotiations and understandings. The Company and the Executive have made no promises, agreements, conditions, or understandings relating to the Award, either orally or in writing, that are not included in this Agreement.

7.2.Employment. By entering into this Agreement, the Company does not give the Executive any right to continue to be employed by the Company or to be entitled to any remuneration or benefits not set forth in this Agreement.

7.3.Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

7.4.Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Executive will be deemed an original and all of which together will be deemed the same Agreement.

7.5.Notice. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:   Tivity Health, Inc.

   701 Cool Springs Blvd

   Franklin, Tennessee 37067

To the Executive:	Richard Ashworth
(Executive name and address)	Address on File
at Tivity Health

7.6.Governing Law. This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

7.8.Validity; Severability. If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of this Agreement is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

7.9.Interpretation; Resolution of Disputes; Section 409A.

(a)It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this Agreement, all of which shall be binding upon the Executive. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Executive and the Company for all purposes.

(b)Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the payment of the Award is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the U.S. Treasury Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, payment of the Award may not so qualify, and in that case, the Committee shall administer the grant and payment of such Award in strict compliance with Section 409A of the Code.  Further, notwithstanding anything herein to the contrary, if at the time of an Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Application of the term “termination of employment” or similar terms shall be interpreted consistently with the definition of “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations. Each payment of Restricted Stock Units (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. If the Award constitutes deferred compensation and is subject to Section 409A of the Code, if a release is required for vesting and payment of the Award and if the period in which to consider and revoke the release begins in one taxable year and ends in a second taxable year, such payment shall not occur until the second taxable year. Notwithstanding anything in this Agreement to the contrary, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him, or in respect of any payment or benefit delivered in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes or penalties.

7.10.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Executive’s legal representative and permitted assignees. All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be binding upon the Executive’s heirs, executors, administrators, successors and assignees.

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IN WITNESS WHEREOF, the parties have caused this Special Incentive Bonus Award Agreement to be duly executed as of the day and year first written above.

TIVITY HEALTH, INC.
/s/ Anthony Sanfilippo
Name:Anthony Sanfilippo Title:Chairman of the Board of Directors

EXECUTIVE:
/s/ Richard Ashworth
Name:Richard Ashworth Title:Chief Executive Officer